Exhibit 99.1

CUBIST UNVEILS FIVE-YEAR STRATEGIC GOALS

“Building Blocks of Growth” Establishes Targets for Top- and Bottom-Line
Growth, Future Pipeline, and Culture

Lexington, Mass., June 11, 2012 —Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the Company’s five-year strategic aspirations — Building Blocks of Growth — at its Investor Day at the NASDAQ Market Site. Cubist’s President and Chief Executive Officer Michael Bonney shared the Company’s five-year roadmap, including goals for top- and bottom-line growth, future pipeline developments, and cultural elements that will position Cubist to deliver long-term, sustainable growth.

As detailed at the Company’s Investor Day, by year-end 2017 Cubist expects to:

•                  Grow global revenue to $2 billion annually;

•                  Have four product candidates in late-stage clinical trials;

•                  Generate $700 million in non-GAAP annual adjusted operating income; and

•                  Continue to strengthen and develop the Company’s highly differentiated culture.

“Through our transformation over the past two years, Cubist has established itself as a global leader in the acute care/hospital environment. Our Building Blocks of Growth will help us build on this momentum as we look to deliver important new medicines for patients and drive long-term value for our customers and shareholders,” said Mr. Bonney.  “The next five years represent an extraordinary time of opportunity for Cubist, and our entire team is excited to deliver on the Company’s very promising future.”

Grow Global Revenue to $2 Billion

Cubist plans to generate $2 billion in global annual revenue in 2017, driven largely by organic growth.

To achieve this goal, the Company expects to:

•                  Drive CUBICIN® (daptomycin for injection) growth across the U.S. and around the world through its global partnerships.  By year-end 2017, the Company expects CUBICIN will well-exceed $1 billion in U.S. sales alone;

•                  Expand the growth of ENTEREG® (alvimopan), which is expected to approach $100 million in sales by year-end 2017;

•                  Optimize its current late-stage pipeline, led by CXA-201, CB-315, and CB-5945;

•                  Build out its global commercial footprint in a targeted manner; and

•                  Pursue in-licensing, partnership, and/or M&A activity as part of its active, focused, and disciplined business development program.

Four New Product Candidates in Late-Stage Clinical Trials

Cubist expects to have four new product candidates in late-stage clinical trials by year-end 2017.  The Company will build on its successful balance between strong internal discovery efforts and active business development, focused on potential therapies for patients in the acute care/hospital environment.

The Company expects to deliver one investigational new drug application (IND) approximately every 18 months from its own discovery efforts, which is consistent with its recent track record.  Additional pipeline assets are expected to result from a mix of highly disciplined and focused M&A activity, in-licensing, and other partnerships.

Generate $700 Million in Non-GAAP Annual Adjusted Operating Income

Cubist aims to generate $700 million in non-GAAP annual adjusted operating income by year-end 2017. Based on the Company’s 2012 guidance, this translates into approximately a 22% compound annual growth rate (CAGR).  Cubist expects to achieve this goal by continuing to drive a disciplined business model, thoughtful use of cash, and greater leverage as the Company improves operational efficiency across the entire business.

As a percentage of net revenue, the Company expects R&D expense to trend down to 25%, with SG&A expense at approximately 20%, and overall cost of goods sold trending down to approximately 20% by year-end 2017.  Cubist is committed to maintaining its discipline in deploying capital on investments in technology and revenue generation, as well as targeted geographic expansion with a rigorous focus on return on investment.

A Highly Differentiated Culture

As Cubist continues to grow and expand into new geographies in the years ahead, it will maintain its focus on attracting, retaining, and developing top talent.  Accordingly, the Building Blocks of Growth includes a commitment to strengthening and developing the Company’s well-established, highly differentiated culture.

Cubist will continue to place a premium on ensuring:

•                  The highest level of integrity across all aspects of the business;

•                  A high level of transparency — both internally and externally;

•                  Creative problem solving and continuous improvement;

•                  Nimble execution and drive for results;

•                  Appropriate levels of risk taking; and

•                  Strong employee engagement in and enjoyment of work.

Mr. Bonney concluded, “These are ambitious but achievable goals developed through a rigorous process in which we carefully examined the evolving healthcare environment, our strengths and areas for improvement, and how we can best generate long-term value.  The Building Blocks of Growth reflects what sets Cubist apart and will help us sharpen our organizational focus through 2017.”

For more on Cubist and the Company’s Building Blocks of Growth, please visit the Company website at www.cubist.com.

65 Hayden Avenue, Lexington, MA 02421  P 781.860.8660  F 781.861.0566  www.cubist.com

Webcast

At the conclusion of today’s Investor Day, a replay of the webcast can be found in the Investor Relations calendar section of www.cubist.com. The archive will be available for one year following the event.

Cubist will also post today’s slide presentations on the Investor Relations page of the Company’s website at www.cubist.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Statement on Non-GAAP Measures

This press release contains certain forward-looking information about the Company’s future financial performance, including adjusted operating income in 2017, which is a non-GAAP financial measure. This non-GAAP financial measure is derived by excluding certain amounts from operating income that would be determined in accordance with GAAP and should not be considered an alternative to measurements required by GAAP or a measure of Cubist’s future liquidity. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. The Company is unable to present a quantitative reconciliation of 2017 adjusted operating income to 2017 operating income, its most directly comparable forward-looking GAAP financial measure, because management cannot reasonably predict with sufficient reliability all of the necessary components of such GAAP measure. For its 2012 guidance, the Company has excluded from its projected non-GAAP adjusted operating income expected contingent consideration expense and amortization expense related to acquired intangible assets, which are included in projected GAAP operating income.  The Company is likely to exclude these items from non-GAAP adjusted operating income in the future and may also exclude the following items, and similar items, the effect of which is uncertain but may be significant in amount:

•                  Other expenses related to completed and future acquisitions of other businesses, including amortization and/or impairment of acquired intangible and tangible assets, integration costs, and transaction costs;

•                  Expenses associated with any potential restructuring activities, including but not limited to, asset impairments, accelerated depreciation, severance costs, and lease abandonment charges;

•                  Adjustments related to the timing of income or expense recognition for potential collaboration activities under GAAP;

•                  Other one-time charges; and

•                  The tax implications of such activities or transactions.

Cubist Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding our expectations that by 2017 our global revenue will grow to $2 billion, we will have four product candidates in late-stage clinical trials, and we will generate $700 million in non-GAAP annual adjusted operating income.  Each forward-looking statement contained in this presentation is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others: our ability to continue to grow revenues from the sale of CUBICIN, which depends on such factors as the safety and efficacy of CUBICIN, bacterial resistance to CUBICIN, the growth or contraction of the market for CUBICIN, our ability to price CUBICIN as we anticipate, reimbursement for CUBICIN, the ability of our third party suppliers to produce and deliver adequate amounts of CUBICIN, and competition in the market, including potential competition from generic drug companies such as Teva, with whom we have settled our previously-disclosed Hatch-Waxman litigation regarding CUBICIN, and Hospira, who we have filed suit against in response to its ANDA filing regarding CUBICIN; our ability to successfully develop, gain marketing approval for and commercially launch CXA-201 and our other product candidates for their planned indications and on the timelines that we expect; our ability to find opportunities and successfully negotiate and execute deals for the in-licensing or acquisition of new products and product candidates or the acquisition of companies; and our ability to achieve and manage the growth in our business. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, or SEC, including those factors discussed under the caption “Risk Factors” in such filings. We caution investors and potential investors not to place considerable reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings.  The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts:
INVESTORS:	MEDIA:
Cubist Pharmaceuticals, Inc.	Cubist Pharmaceuticals, Inc.
Eileen C. McIntyre	Julie DiCarlo
Senior Director, Investor Relations	Senior Director, Corporate Communications
(781) 860-8533	(781) 860-8063
eileen.mcintyre@cubist.com	julie.dicarlo@cubist.com